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                                                                    EXHIBIT 99.7

                               [MICOA LETTERHEAD]
November __, 2000

Dear friend of MICOA:

         We are pleased to announce that the board of directors of Mutual Insurance Corporation Of America has unanimously adopted a plan of conversion under which we will convert from a mutual insurance company to a stock insurance company. As part of the conversion process, a new company, American Physicians Capital, Inc., or APCapital, has been formed. APCapital will own MICOA and MICOA will change its name to American Physicians Assurance Corporation.

         In recognition of your importance to MICOA, we have made arrangements for you to participate in the conversion. We have enclosed a prospectus, Question and Answer brochure and stock order form relating to the offering. We urge you to read carefully all of the materials provided. The enclosed prospectus describes the offerings and the operations of MICOA and its subsidiaries. In accordance with our plan of conversion, you may subscribe for shares of APCapital common stock in our "best efforts" offering, as described in the prospectus. If you wish to purchase stock, please complete the stock order form and mail it to ChaseMellon Shareholder Services, L.L.C. in the enclosed [COLOR] postage-paid envelope marked "STOCK ORDER RETURN". Your order must be physically received no later than _________ on ___________, 2000. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

         If you have any questions or would like additional information, please call our Subscription Information Center at 1-888-634-6307 Monday through Friday from 9:00 a.m. to 5:30 p.m.

                                   Sincerely,



                                   William B. Cheeseman
                                   President and Chief Executive Officer



THIS LETTER IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK OF AMERICAN PHYSICIANS CAPITAL, INC. SUCH AN OFFER WILL BE MADE ONLY BY MEANS OF A PROSPECTUS.